UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 12, 2006

Technical Olympic USA, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-32322	76-0460831
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4000 Hollywood Blvd., Suite 500 N, Hollywood, Florida		33021
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	954-364-4000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

Reference is made to the description of the Indenture contained in Item 2.03 of this Form 8-K, which is hereby incorporated by reference herein.

On April 12, 2006, in connection with a private placement of $250.0 million aggregate principal amount of its 8¼% senior notes due 2011 (the "8¼% Notes"), Technical Olympic USA, Inc. ("TOUSA") and the Subsidiary Guarantors named therein entered into a Registration Rights Agreement (the "Registration Rights Agreement") with Deutsche Bank Securities Inc. as Initial Purchaser. Pursuant to the terms of the Registration Rights Agreement, TOUSA and the Subsidiary Guarantors agreed to file a registration statement with respect to an offer to exchange the 8¼% Notes for a new issue of identical notes registered under the Securities Act of 1933, as amended (the "Securities Act") on or prior to 90 days after April 12, 2006. TOUSA also agreed to use its reasonable best efforts to cause the registration statement to be declared effective on or prior to 180 days after April 12, 2006. If TOUSA fails to satisfy certain filing and other obligations with respect to the exchange, TOUSA will be obligated to pay special interest on the 8¼% Notes.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On April 12, 2006, TOUSA completed a private placement of the 8¼% Notes and entered into an Indenture (the "Indenture") with Wells Fargo Bank, National Association, as trustee (the "Trustee") pursuant to which the 8¼% Notes were issued. The 8¼% Notes were sold within the United States only to qualified institutional buyers in reliance on Rule 144A under the Securities Act, and outside the United States only to non-U.S. persons in reliance on Regulation S under the Securities Act.

The 8¼% Notes mature on April 1, 2011 and bear interest at a rate of 8¼% per annum, which is payable semi-annually on April 1 and October 1 of each year, beginning October 1, 2006. The 8¼% Notes are unsecured senior obligations of TOUSA and are subordinated in right of payment to all of TOUSA's secured indebtedness, if any. The 8¼% Notes are guaranteed on an unsecured senior basis by all of TOUSA's material domestic subsidiaries, other than its mortgage and title subsidiaries. The terms of the Indenture, among other things, limit TOUSA's and its Restricted Subsidiaries' (as defined in the Indenture) ability to (i) incur additional debt; (ii) pay dividends or make other restricted payments; (iii) create or permit certain liens, other than customary and ordinary liens; (iv) sell assets other than in the ordinary course of business; (v) create or permit restrictions on the ability of its Restricted Subsidiaries to pay dividends or make other distributions to TOUSA; (vi) engage in transactions with affiliates; and (vii) consolidate or merge with or into other companies or sell all or substantially all of its assets. These covenants are subject to a number of exceptions. The Indenture also includes a covenant that requires TOUSA to maintain a certain consolidated net worth or make an offer to purchase a portion of the 8¼% Notes.

TOUSA may redeem all or part of the 8¼% Notes at any time prior to maturity at a price equal to 100% of the principal amount plus an applicable make-whole premium. Prior to April 1, 2009, TOUSA may redeem up to 35% of the 8¼% Notes from the proceeds of certain sales of its equity securities. The make-whole premium and redemption prices are specified in the Indenture. In addition, if TOUSA undergoes a change of control, TOUSA will be required to make an offer to purchase each holder’s 8¼% Notes at a price equal to 101% of the principal amount of the 8¼% Notes, plus accrued and unpaid interest (including special interest, if any), to the repurchase date.

The Indenture provides that each of the following is an event of default ("Event of Default"): (i) failure for 30 days to make the payment of any interest, including special interest, due with respect to the 8¼% Notes; (ii) failure to make the payment of any principal or premium, if any, on the 8¼% Notes; (iii) failure to comply with the covenant regarding restrictions on mergers, consolidation or sale of property, (iv) failure to comply with certain covenants (in the case of certain covenants, for 30 days after receiving notice); (v) default under any debt of TOUSA or any of its Restricted Subsidiaries that results in acceleration of the maturity of such debt or failure to pay at maturity any such debt, in an aggregate amount exceeding $10.0 million; (vi) failure to pay any final judgments rendered against TOUSA or any of its Restricted Subsidiaries for the payment of money in an aggregate amount exceeding $10.0 million for any period of 30 days during which a stay of enforcement shall not be in effect; (vii) certain events of bankruptcy or insolvency with respect to TOUSA or any of its Significant Subsidiaries and (viii) any Senior Subsidiary Guaranty relating to the 8¼% Notes ceasing to be in full force and effect or any Subsidiary Guarantor denying or disaffirming its obligations under its respective guaranty relating to the 8¼% Notes. If an Event of Default specified in clause (vii) occurs, then the principal amount and premium, if any, and accrued and unpaid interest on all the outstanding 8¼% Notes will become due and payable immediately without further action or notice. If any other Event of Default specified above occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the then outstanding 8¼% Notes may declare the principal amount and premium, if any, and accrued and unpaid interest on all the outstanding 8¼% Notes to be due and payable immediately.

Wells Fargo Bank, National Association also serves as trustee under the indentures relating to TOUSA's existing senior notes and senior subordinated notes.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Technical Olympic USA, Inc.

April 17, 2006	By:	Beatriz L. Koltis

Name: Beatriz L. Koltis
Title: Associate General Counsel and Secretary